As filed with the U.S. Securities and Exchange Commission on April 9, 2021

Registration No. 333-___________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

WILLIAM PENN BANCORPORATION

(Exact name of registrant as specified in its charter)

Maryland	85-3898797
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

10 Canal Street, Suite 104, Bristol, Pennsylvania	190007
(Address of Principal Executive Offices)	(Zip Code)

WILLIAM PENN BANK 401(k) RETIREMENT SAVINGS PLAN

(Full title of the plan)

Kenneth J. Stephon

President and Chief Executive Officer

William Penn Bancorporation

10 Canal Street, Suite 104

Bristol, Pennsylvania 19007

(Name and address of agent for service)

(267) 540-8500

(Telephone number, including are code, of agent of service)

Copies to:

Gary R. Bronstein, Esq.

Stephen F. Donahoe, Esq.

Suzanne A. Walker, Esq.

Kilpatrick Townsend & Stockton LLP

Washington, DC 20005

(202) 508-5800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of Registration fee
Common Stock $0.01 par value	586,731 (1)	$ 11.38 (2)	$ 6,677,000 (2)	$ 729
Participation Interests	(3)	—	—	—

(1)	Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the William Penn Bank 401(k) Retirement Savings Plan (the “Plan”) as the result of a stock split, stock dividend or similar adjustment of the outstanding common stock of William Penn Bancorporation (the “Common Stock”) pursuant to 17 C.F.R. § 230.416(a).
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) on the basis of the average of the high and low reported sales price of Common Stock on the Nasdaq Capital Market on April 8, 2021.
(3)	In addition, pursuant to 17 C.F.R. § 230.416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan described herein, based upon the maximum amount that could be issued under the Plan pursuant to 17 C.F.R. § 230.457(h)(5). In accordance with 17 C.F.R. § 230.457(h), where securities are to be offered pursuant to an employee benefit plan, the aggregate offering price and the amount of the registration fee shall be computed with respect to the maximum number of shares of Common Stock that may be purchased with participant elective deferrals. Accordingly, no separate fee is required for the participation interests.

This Registration Statement on Form S-8 (this “Registration Statement”) shall become effective immediately upon filing in accordance with Section 8(a) of the Securities Act and 17 C.F.R. § 230.462.

WILLIAM PENN BANCORPORATION

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Items 1 & 2. Plan Information and Registrant Information and Employee Plan Annual Information.

The documents containing the information for the William Penn Bank 401(k) Retirement Savings Plan specified by Part I of this Registration Statement will be sent or given to the participants in the Plan as specified by Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 in reliance on Rule 428. Such documents and the information incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus for this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed or to be filed by William Penn Bancorporation (the “Registrant” or the “Corporation”) with the SEC are incorporated by reference in this Registration Statement:

(a)       The Prospectus that was filed with the SEC by the Registrant (File No. 333-249492) pursuant to Rule 424(b)(3) on January 25, 2021.

(b)       The Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2020, as filed with the SEC on March 1, 2021 (File No. 333-249492).

(c)       The description of the Registrant’s common stock contained in the Registrant’s Form 8-A12B (File No. 001-40255), as filed with the SEC on March 19, 2021.

(d)       The Registrant’s Current Reports on Form 8-K (in each case other than those portions furnished under items 2.02, 7.01 and 9.01 of Form 8-K), as filed with the SEC on February 12, 2021, March 22, 2021, March 24, 2021, March 26, 2021 and April 2, 2021 ((File No. 001-40255).

(e)       All documents filed by the Registrant, where applicable, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which deregisters all securities then remaining unsold (in each case other than those portions furnished under Items 2.02. 7.01 and 9.01 of Form 8-K).

Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

As set forth in Article IX of the Corporation’s Articles of Incorporation.

NINTH: The Corporation shall indemnify (A) its directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the general laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures required, and (B) other employees and agents to such extent as shall be authorized by the Board of Directors or the Corporation’s Bylaws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such Bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Articles of Amendment and Restatement of the Corporation shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal. Any indemnification payments made pursuant to this Article NINTH are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. 1828(k)) and the regulations promulgated thereunder by the Federal Deposit Insurance Corporation (12 C.F.R. Part 359).

Item 7. Exemption from Registration Claimed.

None.

Item 8. Exhibits.

The following exhibits are filed with or incorporated by reference into this registration statement on Form S-8 (numbering corresponds generally to the Exhibit Table in Item 601 of Regulation S-K).

List of Exhibits (filed herewith unless otherwise noted):

4.1	Amended and Restated Certificate of Incorporation of William Penn Bancorporation (1)
4.2	Amended Bylaws of William Penn Bancorporation (2)
4.3	Specimen Stock Certificate of William Penn Bancorporation (3)
5.1	The shares of common stock registered hereby to be offered and sold pursuant to the Plan will be purchased in open market transactions. No opinion of counsel regarding the securities being registered is required.
23.1	Consent of S.R. Snodgrass, P.C.
99.1	William Penn Bank 401(k) Retirement Savings Plan (4)

____________________

(1)	Filed as Exhibit 3.1 to the Corporation’s Form S-1 Registration Statement, as amended, initially filed with the SEC on October 15, 2020 (File No. 333-249492).
(2)	Filed as Exhibit 3.2 to the Corporations Form S-1 Registration Statement, as amended, initially filed with the SEC on October 15, 2020 (File No. 333-249492).
(3)	Filed as Exhibit 4.0 to the Corporation’s Form S-1 Registration Statement, as amended, initially filed with the SEC on October 15, 2020 (File No. 333-249492).
(4)	Filed as Exhibit 10.2 to the Corporation’s Form S-1 Registration Statement, as amended, initially filed with the SEC on October 15, 2020 (File No. 333-249492).

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the Volume of Securities Offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this Registration Statement.

(2)       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

The registrant has submitted or will submit the Plan and amendments thereto to the Internal Revenue Service (the “IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.

SIGNATURES

The Registrant.

Pursuant to the requirements of the Securities Act of 1933, William Penn Bancorporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bristol, Commonwealth of Pennsylvania, on April 9, 2021.

WILLIAM PENN BANCORPORATION

By:	/s/ Kenneth J. Stephon
Kenneth J. Stephon
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Kenneth J. Stephon	Chairman, President and	April 9, 2021
Kenneth J. Stephon	Chief Executive Officer

/s/ Jonathan T. Logan	Senior Vice President and	April 9, 2021
Jonathan T. Logan	Chief Financial Officer
(principal financial and accounting officer)

/s/ William J. Feeney	Director	April 9, 2021
William J. Feeney

/s/ Craig Burton	Director	April 9, 2021
Craig Burton

/s/ D. Michael Carmody, Jr.	Director	April 9, 2021
D. Michael Carmody, Jr.

/s/ Charles Corcoran	Director	April 9, 2021
Charles Corcoran

/s/ Glenn Davis	Director	April 9, 2021
Glenn Davis

/s/ Christopher M. Molden	Director	April 9, 2021
Christopher M. Molden

/s/ William C. Niemczura	Director	April 9, 2021
William C. Niemczura

/s/ William B.K. Parry, Jr.	Director	April 9, 2021
William B.K. Parry, Jr.

/s/ Terry L. Sager	Director	April 9, 2021
Terry L Sager

/s/ Vincent P. Sarubbi	Director	April 9, 2021
Vincent P. Sarubbi

The Plan.

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the William Penn Bank 401(k) Retirement Savings Plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bristol, Commonwealth of Pennsylvania, on April 9, 2021.

WILLIAM PENN BANK 401(K) RETIREMENT SAVINGS PLAN

By:	/s/ Gregory Garcia
Plan Administrator